EXHIBIT 99

NATIONAL PENN BANCSHARES, INC. AND SUBSIDIARIES
EARNINGS STATEMENT
As Required  by the  Underwriting  Agreement  for NPB  Capital  Trust  Preferred
Securities
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                                                                 Twelve Months Ended
(Dollars in thousands, except per share data)                          June 30
                                                              ------------------------

                                                                 1998           1997
                                                              --------        --------
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INTEREST INCOME
Loans, including fees                                         $105,129        $ 96,794
Deposits in banks                                                   98              75
Federal funds sold                                                 116             100
Trading assets                                                     203              --
Investment securities                                           20,339          15,034
                                                              --------        --------
    Total interest income                                      125,885         112,003
                                                              --------        --------
INTEREST EXPENSE
Deposits                                                        43,424          36,705
Federal funds purchased, borrowed funds and
  securities sold under repurchase agreements                   17,786          12,210
                                                              --------        --------
    Total interest expense                                      61,210          48,915
                                                              --------        --------
    Net interest income                                         64,675          63,088
Provision for loan losses                                        4,575           4,350
                                                              --------        --------
    Net interest income after provision
      for loan losses                                           60,100          58,738
                                                              --------        --------
OTHER INCOME
Trust and investment management income                           3,007           2,473
Service charges on deposit accounts                              4,208           3,833
Net gains (losses) on sale of securities and mortgages             935           1,121
Trading revenue                                                    185              --
Other                                                            5,520           3,559
                                                              --------        --------
    Total other income                                          13,855          10,986
                                                              --------        --------
OTHER EXPENSES
Salaries, wages and employee benefits                           26,787          24,639
Net premises and equipment                                       7,407           7,190
Other operating                                                 14,070          12,224
                                                              --------        --------
    Total other expenses                                        48,264          44,053
                                                              --------        --------
    Income before income taxes                                  25,691          25,671
Applicable income tax expense                                    6,166           7,938
                                                              --------        --------
    Net income                                                $ 19,525        $ 17,733
                                                              ========        ========


PER SHARE OF COMMON STOCK
Net income per share - basic                                  $   1.85        $   1.65
Net income per share - diluted                                    1.80            1.64
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